Exhibit 2.4

NHP

NATIONWIDE HEALTH PROPERTIES, INC.

Abdo H. Khoury	949.718.4415
Senior Vice President and Chief Financial and Portfolio Officer	abdo@nhp-reit.com

March 22, 2006

Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

Ladies and Gentlemen:

Reference is hereby made to (i) the Master Transactions Agreement, dated as of the date hereof, by and among Nationwide Health Properties, Inc. (“NHP”), Hearthstone Operations, LLC (“Newco”) and Hearthstone Assisted Living, Inc. (the “Company”) (the “Master Transactions Agreement”) and (ii) the Agreement and Plan of Merger, dated as of the date hereof, by and among NHP, HAL Acquisition Corp. and the Company (the “Merger Agreement”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Master Transactions Agreement or the Merger Agreement, as applicable.

The purpose of this Letter Agreement is to set forth our mutual agreement that NHP, Newco, and the Company will, following the signing hereof and prior to the Closing, (i) structure the Transactions in a way so as to reduce adverse tax consequences incurred by NHP in connection with the Transactions, including for periods following the Closing, as determined by NHP in good faith; (ii) complete Exhibit A of the Master Transactions Agreement to reflect such structuring; (iii) enter into an escrow agreement (the “Escrow”) with the Paying Agent relating to the Dissenting Shareholder Sub-Escrow Amount; (iv) cooperate in good faith to ascertain Tax-related information relevant to the Company and its Subsidiaries; and (v) enter into appropriate amendments to the Transactions Agreements, to the extent necessary, to reflect the matters in the preceding clauses (i), (ii), and (iii). Without limitation, such structuring may include (a) use of a bridge loan to the Company to finance the repayment of certain indebtedness of the Company or its Subsidiaries, payments pursuant to the Gain Sharing Plan, and the E&P Distribution, which loan would be repaid at Closing; (b) a sale of certain of the Company’s assets to NHP or a Subsidiary of NHP; (c) the liquidation for United States federal income tax purposes of certain Subsidiaries of the Company; and (d) a restructuring of the Company’s partnership or limited liability company subsidiaries in a manner that avoids or reduces deemed distributions pursuant to Section 752 of the Code or other income.

Notwithstanding the foregoing, except with respect to the Escrow, the Company shall not be required to consent to an alteration of the Transactions from those contemplated in the Master Transactions Agreement and the Merger Agreement as of the date hereof to the extent that the Company determines in its reasonable discretion that it or any Shareholder would be adversely affected by such alteration, unless NHP indemnifies the Company and the applicable Shareholders to the Company’s reasonable satisfaction for such adverse effect, provided,

610 Newport Center Drive, Suite 1150 • Newport Beach, California 92660 • Voice (949) 718-4400 • Fax (949) 759-6876

NHP

NATIONWIDE HEALTH PROPERTIES, INC.

Abdo H. Khoury	949.718.4415
Senior Vice President and Chief Financial and Portfolio Officer	abdo@nhp-reit.com

however, that such adverse effect shall exclude time required of Shareholders and Company employees and professional fees incurred by the Company and the Shareholders to investigate the consequences of such alterations to the parties and to implement such alterations.

This Letter Agreement, and all obligations hereunder (other than the indemnification obligation of NHP set forth above), shall terminate at Closing.

Please acknowledge your acceptance hereof and agreement herewith by executing and returning to the undersigned a copy of this letter agreement.

Very truly yours,

HEARTHSTONE OPERATIONS, LLC

by	/s/ Timothy P. Hekker
Name	Timothy P. Hekker
Title	President & CEO

HEARTHSTONE ASSISTED LIVING, INC.

by	/s/ Timothy P. Hekker
Name	Timothy P. Hekker
Title	President & CEO

Acknowledged and agreed to as of the date first written above:

NATIONWIDE HEALTH PROPERTIES, INC.

by	/s/ Abdo H. Khoury
Abdo H. Khoury
Senior Vice President and Chief Financial and Portfolio Officer

610 Newport Center Drive, Suite 1150 • Newport Beach, California 92660 • Voice (949) 718-4400 • Fax (949) 759-6876